SUBSCRIPTION AGREEMENT

FOR SOLDINO GROUP CORP

Date: ___ / ___ / 2017

The undersigned, intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase __________ shares of the common stock of Soldino Group Corp, a Nevada corporation (the “Company”), for a purchase price of $_______, or $0.02 per share.

Simultaneous with the execution and delivery of this confirmation to the Company, the undersigned is either delivering a check made payable to “SOLDINO GROUP CORP” or sending a wire transfer payment to the Company’s account.

About this investment, you represent to the Company that:

a.      Before submitting payment for the Shares, you received the of the prospectus of the Company, dated __________________, 2017 filed with the Securities and Exchange Commission (“Prospectus”) with respect to the offer and sale of the shares of stock being purchased.

b.     You are not subject to backup withholding of interest or dividends by the Internal Revenue Service.

Print Full Name of Investor:

_____________________________________________________________________________________

First, Middle, Last

Permanent Address of Investor:

_____________________________________________________________________________________

Authorized Signatory: ___________________________

ACCEPTED BY SOLDINO GROUP CORP

                                  (Company Name)

By: Aurora Fiorin                                         Signature: ______________________________

Title: President of Soldino Group Corp